QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on February 15, 2005

Registration Number 333-122454

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DexCom, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3841 (Primary Standard Industrial Classification Code Number)	33-0857544 (I.R.S. Employer Identification Number)
DexCom, Inc. 5555 Oberlin Drive San Diego, California 92121 (858) 200-0200 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Andrew P. Rasdal
President and Chief Executive Officer
DexCom, Inc.
5555 Oberlin Drive
San Diego, California 92121
(858) 200-0200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Gordon K. Davidson, Esq. Robert A. Freedman, Esq. Nicholas S. Khadder, Esq. FENWICK & WEST LLP 801 California Street Mountain View, California 94041 (650) 988-8500	Charles Ruck, Esq. Shayne Kennedy, Esq. LATHAM & WATKINS LLP 650 Town Center Drive Suite 2000 Costa Mesa, California 92626 (714) 540-1235

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 Explanatory Note

The Registrant has prepared this amendment solely to file exhibits that were previously omitted. No changes have been made to the prospectus that forms Part I of this Registration Statement, and accordingly, such prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses to be paid by the Registrant in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the NASDAQ National Market filing fee.

Securities and Exchange Commission registration fee		$8,239
NASD filing fee		7,500
NASDAQ National Market filing fee		*
Accounting fees and expenses		*
Legal fees and expenses		*
Road show expenses		*
Printing and engraving expenses		*
Blue sky fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous		*

Total	$	*

*
To be provided by amendment.

ITEM 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

As permitted by the Delaware General Corporation Law, the Registrant's restated certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to the Registrant or its stockholders,

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

  •
  under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases), or

  •
  for any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant's amended and restated bylaws provide that:

  •
  the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions,

  •
  the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law,

  •
  the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions, and

  •
  the rights conferred in the bylaws are not exclusive.

Prior to the completion of the offering, the Registrant intends to enter into Indemnification Agreements with each of its current directors and officers to provide such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's restated certificate of incorporation and amended and restated bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought. Reference is also made to Section 6 of the Underwriting Agreement, which provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provision in the Registrant's restated certificate of incorporation, amended and restated bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and officers may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act.

The Registrant has directors' and officers' liability insurance for securities matters prior to the closing of this offering.

See also the undertakings set out in response to Item 17.

Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number
Underwriting Agreement	1.01
Registrant's Restated Certificate of Incorporation	3.02
Registrant's Amended and Restated Bylaws	3.05
Second Amended and Restated Investors' Rights Agreement dated December 30, 2004	4.02
Form of Indemnification Agreement	10.01

ITEM 15. Recent Sales of Unregistered Securities.

1.    Since January 1, 2002, we have granted stock options to purchase 5,333,343 shares of our common stock at exercise prices ranging from $0.10 to $1.20 per share per share to our employees, consultants and directors under our 1999 stock option plan. Since January 1, 2002, we have issued and sold an aggregate of 659,892 shares of our common stock to employees and consultants at prices ranging from $0.10 to $0.25 per share pursuant to exercises of options granted under our 1999 stock option plan.

2.    In May and June of 2002, we issued and sold an aggregate of 12,790,870 shares of our Series C redeemable convertible preferred stock to private investors for an aggregate purchase price of approximately $29,419,001 in cash. These shares of Series C redeemable convertible preferred stock are convertible into 12,790,870 shares of common stock.

3.    In December 2004, we issued and sold an aggregate of 8,355,886 shares of our Series D redeemable convertible preferred stock to private investors for an aggregate purchase price of approximately $22,499,894 in cash. These shares of Series D redeemable convertible preferred stock are convertible into 8,355,886 shares of common stock.

4.    In December 2004, we issued a warrant to purchase up to 87,458 shares of our Series D redeemable convertible preferred stock at an exercise price of $2.69 per share to Piper Jaffray & Co. Upon completion of this offering, this warrant will be exercisable for 87,458 shares of our common stock.

The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with the Registrant, to information about the Registrant.

ITEM 16. Exhibits and Financial Statement Schedules.

(a)
The following exhibits are filed herewith:

Number		Exhibit Title
1.01	*	Form of Underwriting Agreement.
3.01	**	Registrant's Amended and Restated Certificate of Incorporation.
3.02	*	Certificate of Amendment of Registrant's Amended and Restated Certificate of Incorporation.
3.03	*	Registrant's Restated Certificate of Incorporation (to be effective immediately after the closing of this offering).
3.04	**	Registrant's Amended and Restated Bylaws.
3.05	*	Registrant's Amended and Restated Bylaws (to be effective immediately after the closing of this offering).
4.01	*	Form of Specimen Certificate for Registrant's common stock.
4.02	**	Second Amended and Restated Investors' Rights Agreement, dated December 30, 2004.
5.01	*	Opinion of Fenwick & West LLP regarding legality of the securities being registered.
10.01	**	Form of Indemnification Agreement between Registrant and each of its directors and executive officers.
10.02	**	1999 Stock Option Plan and related agreements.
10.03	*	2005 Equity Incentive Plan and forms of stock option agreement and stock option exercise agreements.
10.04	*	2005 Employee Stock Purchase Plan and form of subscription agreement.
10.05	*	Amended and Restated Executive Change of Control Agreement dated January 31, 2005 between DexCom, Inc. and Andrew Rasdal.
10.06	*	Amended and Restated Employment Agreement dated January 31, 2005 between DexCom, Inc. and Andrew Rasdal.
10.07	*	Form of Change of Control Agreement with Executive Officers.

10.08	**	Sorrento Valley Business Park Lease dated December 3, 2004 between Hub Properties Trust and DexCom, Inc.
10.09	†	Exclusive Patent License Agreement dated August 17, 2001 between SM Technologies, LLC and DexCom, Inc.
10.10	†	Agreement Regarding Terms of Sale dated May 23, 2003 between AMI Semiconductor, Inc. and DexCom, Inc.
10.11	†	Agreement between DexCom, Inc. and Quallion LLC, dated May 21, 2003.
23.01	*	Consent of Fenwick & West LLP (included in Exhibit 5.01).
23.02	**	Consent of Independent Registered Public Accounting Firm.
24.01	**	Power of Attorney (See Page II-5).

*
To be filed by amendment.

**
Previously filed.

†
Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and are filed separately with the Securities and Exchange Commission.

Financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or the notes thereto.

ITEM 17. Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

  (1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 15th day of February, 2005.

DEXCOM, INC.
By:	/s/ ANDREW P. RASDAL Andrew P. Rasdal President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

Principal Executive Officer:
/s/ ANDREW P. RASDAL Andrew P. Rasdal	President, Chief Executive Officer and Director	February 15, 2005
Principal Financial Officer and Principal Accounting Officer:
/s/ STEVEN J. KEMPER Steven J. Kemper	Chief Financial Officer	February 15, 2005
Additional Directors:
* DONALD L. LUCAS Donald L. Lucas	Chairman of the Board of Directors	February 15, 2005
* BRENT AHRENS Brent Ahrens	Director	February 15, 2005
* KIM BLICKENSTAFF Kim Blickenstaff	Director	February 15, 2005
* SEAN CARNEY Sean Carney	Director	February 15, 2005
* DONALD A. LUCAS Donald A. Lucas	Director	February 15, 2005
* GLEN D. NELSON Glen D. Nelson, M.D.	Director	February 15, 2005

* JAY SKYLER Jay Skyler, M.D.	Director	February 15, 2005
*By:	/s/ STEVEN J. KEMPER Steven J. Kemper Attorney-in-fact

EXHIBIT INDEX

Number		Exhibit Title
1.01	*	Form of Underwriting Agreement.
3.01	**	Registrant's Amended and Restated Certificate of Incorporation.
3.02	*	Certificate of Amendment of Registrant's Amended and Restated Certificate of Incorporation.
3.03	*	Registrant's Restated Certificate of Incorporation (to be effective immediately after the closing of this offering).
3.04	**	Registrant's Amended and Restated Bylaws.
3.05	*	Registrant's Amended and Restated Bylaws (to be effective immediately after the closing of this offering).
4.01	*	Form of Specimen Certificate for Registrant's common stock.
4.02	**	Second Amended and Restated Investors' Rights Agreement, dated December 30, 2004.
5.01	*	Opinion of Fenwick & West LLP regarding legality of the securities being registered.
10.01	**	Form of Indemnification Agreement between Registrant and each of its directors and executive officers.
10.02	**	1999 Stock Option Plan and related agreements.
10.03	*	2005 Equity Incentive Plan and forms of stock option agreement and stock option exercise agreements.
10.04	*	2005 Employee Stock Purchase Plan and form of subscription agreement.
10.05	*	Amended and Restated Executive Change of Control Agreement dated January 31, 2005 between DexCom, Inc. and Andrew Rasdal.
10.06	*	Amended and Restated Employment Agreement dated January 31, 2005 between DexCom, Inc. and Andrew Rasdal.
10.07	*	Form of Change of Control Agreement with Executive Officers.
10.08	**	Sorrento Valley Business Park Lease dated December 3, 2004 between Hub Properties Trust and DexCom, Inc.
10.09	†	Exclusive Patent License Agreement dated August 17, 2001 between SM Technologies, LLC and DexCom, Inc.
10.10	†	Agreement Regarding Terms of Sale dated May 23, 2003 between AMI Semiconductor, Inc. and DexCom, Inc.
10.11	†	Agreement between DexCom, Inc. and Quallion LLC, dated May 21, 2003.
23.01	*	Consent of Fenwick & West LLP (included in Exhibit 5.01).
23.02	**	Consent of Independent Registered Public Accounting Firm.
24.01	**	Power of Attorney (See Page II-5).

*
To be filed by amendment.

**
Previously filed.

†
Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and are filed separately with the Securities and Exchange Commission.

QuickLinks

Explanatory Note
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX